EXHIBIT 24-9

                                POWER OF ATTORNEY

                  The undersigned, a duly authorized attorney-in-fact of Inmobiliaria Carso, S.A. de C.V., the sole member of Orient Star Holdings LLC (the "Company"), hereby constitutes and appoints Eduardo Valdes Acra and Rafael Robles Miaja, and each of them singly, as the Company's true and lawful attorney-in-fact and agent, with full power of substitution and resubstitution, to act for the Company and in the Company's name, place and stead and on the Company's behalf, in any and all capacities, to sign any Form 3, 4, or 5 or
Schedule 13D or 13G, and any and all amendments thereto and any other document relating thereto (including any joint filing agreement) (each a "Filing"), relating to the Company's beneficial ownership (direct or indirect) of any securities it may be deemed to beneficially own, and to file on the Company's behalf any such Filings required to be filed pursuant to the United States Securities Exchange Act of 1934, as amended, with the United States Securities and Exchange Commission, hereby granting unto said attorneys-in-fact and agents, full power and authority to do and perform any and all acts and things requisite as fully to all intents and purposes as the Company might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents may lawfully do or cause to be done by virtue hereof, and this power of attorney shall be irrevocable until December 31, 2008.

February 11, 2004

                                         ORIENT STAR HOLDINGS LLC



                                         /s/ Armando Ibanez Vazquez
                                         --------------------------------------
                                         By:  Inmobiliaria Carso, S.A. de C.V.
                                         Name:  Armando Ibanez Vazquez
                                         Title:  Attorney in Fact